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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Registry Magic, Inc.
Boca Raton, Florida


We hereby consent to the use in the Joint Proxy Statement and Prospectus constituting a part of this Registration Statement of our report dated October 18, 1999, relating to the financial statements of Registry Magic, Inc., which is contained in that Joint Proxy Statement and Prospectus, and to the incorporation in the Joint Proxy Statement and Prospectus of our report dated October 18, 1999, relating to the financial statements of Registry Magic, Inc., appearing in the Company's Annual Report on Form 10-KSB for the year ended July 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Joint Proxy Statement and Prospectus.




BDO Seidman, LLP
Miami, Florida

May 15, 2000